Exhibit 99.1

READER’S DIGEST ASSOCIATION COMPLETES SALE OF ALLRECIPES.COM TO MEREDITH

Majority of Proceeds to Be Used to De-lever Balance Sheet

NEW YORK, N.Y., March 1, 2012 — Reader’s Digest Association, Inc. (“RDA”) the global multi-brand and multi-platform media and direct marketing company, announced today that it had closed on its previously announced sale of the Allrecipes.com business to Meredith Corporation (NYSE:MDP).

Net cash proceeds from the sale, after estimated taxes and transaction fees, of approximately $150 million will be used primarily to repay debt and related fees.

“The sale of Allrecipes accomplishes two important strategic objectives for Reader’s Digest Association — the deleveraging of our balance sheet and the continued transformation of the Company as we refocus our resources on our core media and direct marketing businesses in our North America and International divisions,” said Robert Guth, Reader’s Digest Association president and CEO. “We are grateful to the Allrecipes employees for their contributions to our Company and wish them well in their new home.”

About The Reader’s Digest Association, Inc.

RDA is a global media and direct marketing company that educates, entertains and connects more than 145 million consumers around the world with products and services from trusted brands.  With offices in 44 countries, the Company reaches customers in 78 countries, publishes 75 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 62 branded websites and sells nearly 40 million books, music and video products across the world each year.  Further information about the Company can be found at www.rda.com.

For further information contact:

For investor inquiries:	For media inquiries:
The Reader’s Digest Association	The Reader’s Digest Association
Bryan Berndt	David Press
Tel: 646.293.6054	Tel: 646.747.0098